EXHIBIT 99.3

               MISCELLANEOUS SOLICITATION AND MARKETING MATERIALS



                      Delaware First Financial Corporation,
                          (Proposed Holding Company for
                         Ninth Ward Savings Bank, FSB),
                                 Wilmington, DE


                          Proposed Marketing Materials

                             Marketing Materials for
                          Ninth Ward Savings Bank, FSB

                                Table of Contents

I.                Press Release

                  A.       Explanation
                  B.       Schedule
                  C.       Distribution List
                  D.       Examples

II.               Question and Answer Brochure

                  A.       Explanation
                  B.       Method of Distribution
                  C.       Example

III.              Officer and Director Brochure

                  A.       Explanation
                  B.       Method of Distribution
                  C.       Example

IV.               IRA Mailing

                  A.       Explanation
                  B.       Method of Distribution
                  C.       Example

V.                Counter Cards, Lobby Posters and a Tombstone Announcement

                  A.       Explanation
                  B.       Quantity
                  C.       Examples

VI.               Community Meeting Materials

                  A.       Explanation
                  B.       Examples

VII.              Proxygram

                  A.       Explanation
                  B.       Example

                                I. Press Releases


A.   Explanation

     In an effort to assure that all customers, community members, and other interested investors receive prompt accurate information in a simultaneous manner, Trident Securities, Inc. advises Ninth Ward to forward press releases to national and regional publications, newspapers, radio stations, etc., at various points during the conversion process.

     Only press releases approved by Conversion Counsel will be forwarded for publication in any manner.

B.   Press Releases

     1. Approval of Conversion by the Office of Thrift Supervision and the Securities and Exchange Commission

     2. Close of Stock Offering

C.   Distribution Lists (see attached)

D.   Examples (see attached)

                       C. National Media Distribution List



American Banker
---------------
One State Street Plaza
New York, New York  10004
Michael Weinstein

Business Wire
-------------
212 South Tryon
Suite 1460
Charlotte, North Carolina  28281

Wall Street Journal
-------------------
World Financial Center
200 Liberty
New York, New York  10004

SNL Securities
--------------
Post Office Box 2124
Charlottesville, Virginia  22902

Barron's
--------
Dow Jones & Company
Barron's Statistical Information
200 Burnett Road
Chicopee, Massachusetts  01020

Investors Business Daily
------------------------
12655 Beatrice Street
Post Office Box 661750
Los Angeles, California  90066

                            Local Media Distribution


The News Journal
----------------
Jonathan Epstein
950 W. Basin Road
New Castle, DE  19720
(302) 324-2880 phone
(302) 324-2849 fax

New Castle Business Ledger
--------------------------
Doug Rainey
153 East Chestnut Hill Road
Newark, DE  19713
(302) 737-0923 phone
(302) 737-9019 fax

Press Release
                                            FOR IMMEDIATE RELEASE
                                            ---------------------
                                            For More Information Contact:
                                            Ronald P. Crouch, President
                                            Genevieve B. Marino, Vice  President
                                            Telephone:  (302) 421-9090


                          NINTH WARD SAVINGS BANK, FSB
                               STOCK SALE APPROVED

     Wilmington, DE - Mr. Ronald P. Crouch, President of Ninth Ward Savings Bank, FSB ("Ninth Ward"), Wilmington, DE, announced today that Ninth Ward has received approval from the Office of Thrift Supervision to convert from a federal mutual savings bank to a federal stock savings bank and to become a wholly-owned subsidiary of a newly-formed holding company, Delaware First Financial Corporation (the "Company").

     A Prospectus and Proxy Statement describing the Plan of Conversion will be mailed to certain members of Ninth Ward on or about November ______, 1997. Under the Plan of Conversion, the company is offering an estimated 1,006,000 shares of common stock at $10.00 per share. Certain of Ninth Ward's past and present depositors and borrowers will have the opportunity to purchase stock through a subscription offering that closes on December ___, 1997. Shares that are not subscribed for during the subscription offering, if any, may be offered to the general public, in a community offering with preference given to natural persons and trusts of natural persons who are permanent residents of the state of Delaware, Cecil County, Maryland, Salem County, New Jersey and Delaware and Chester Counties, Pennsylvania. The offerings are being managed by Trident Securities, Inc., of Raleigh, North Carolina.

     Mr. Crouch  stated  "Ninth Ward remains  committed to its local market as a
hometown   community   financial   institution  with  even  stronger   financial
resources."

     Ninth Ward Savings Bank, FSB is located in Wilmington, Delaware. Ninth Ward was founded in 1922 as Ninth Ward Building & Loan Association. Customers or interested members of the community with questions concerning the stock offering should call the Stock Center at (302) 421-9374 or visit Ninth Ward at 400 Delaware Avenue, Wilmington, Delaware.

Press Release                               FOR IMMEDIATE RELEASE
                                            ---------------------
                                            Contact: Ronald P. Crouch, President
                                            Genevieve B. Marino, Vice President
                                            Telephone: (302) 421-9090


            DELAWARE FIRST FINANCIAL CORPORATION, HOLDING COMPANY FOR
                          NINTH WARD SAVINGS BANK, FSB,
                        COMPLETES INITIAL STOCK OFFERING

     Wilmington, Delaware - Mr. Ronald P. Crouch, President of Ninth Ward Savings Bank, FSB ("Ninth Ward"), based in Wilmington, Delaware, announced today that Delaware First Financial Corporation, the holding company for Ninth Ward Savings Bank, FSB, has completed its initial common stock offering. It is anticipated that the common stock of Delaware First Financial Corporation will begin trading on the Nasdaq Market under the symbol _______ on December ______, 1997. Delaware First Financial Corporation, will issue ________ shares of its common stock.

     The net proceeds contributed to Ninth Ward upon conversion will substantially increase its capital. Ninth Ward ultimately intends to use such funds for general corporate purposes, including possible expansion and diversification of accounts and services it offers to the community. It is expected that in the interim, all or part of the proceeds will be invested in short-term and intermediate-term securities.

     On December _____, 1997, Ninth Ward's Plan of Conversion was approved by Ninth Ward's depositor and borrower members at a Special Meeting that was held at the main office of the institution.

     Mr. Crouch indicated that the Officers and Board of Directors of Ninth Ward want to express their thanks for the response by customers and the community to the stock offering and that the Bank looks forward to serving the financial services needs of the community as a stock institution.

     Trident   Securities,   Inc.  of  Raleigh,   North  Carolina   managed  the
subscription and community offerings for Delaware First Financial Corporation.

                        II. Question and Answer Brochure


A.   Explanation

     The Question and Answer brochure is an essential marketing piece in any conversion. It serves to answer some of the most commonly asked questions in "plain, everyday language." Although most of the answers are taken verbatim from the Prospectus and Proxy Statement, it assists the individual in finding answers to simple questions.

     Conversion Counsel approves the language for each Question and Answer. Trident Securities, Inc. and Ninth Ward will be responsible for any introductory or concluding remarks, design, layout, color, and paper stock. This will be coordinated through Trident Securities, Inc. in conjunction with the financial printer.

B.   Method of Distribution

     There are three primary methods of distribution of the Question and Answer brochure. However, regardless of the method, the brochure is always accompanied by a Prospectus.

     1. A Question and Answer brochure is sent out in the initial mailing to all members of Ninth Ward.

     2.   Question and Answer brochures are available at Ninth Ward's office.

     3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

C.   Example (See attached)

                   Ninth Ward Savings Bank, FSB ("Ninth Ward")
                                 Wilmington, DE


     Questions and Answers Regarding the Subscription and Community Offering


                           MUTUAL TO STOCK CONVERSION

     Ninth Ward's Board of Directors has unanimously voted to convert the savings association from its present mutual form to a stock institution, subject to approval of the conversion by Ninth Ward's members and regulatory authorities. Complete details on the conversion, including reasons for conversion, are contained in the Prospectus and Proxy Statement. We urge you to read them carefully.

     This brochure is provided to answer basic questions you might have about the conversion. Remember, the conversion will not affect the rate on any of your savings accounts, deposit certificates, or loans.

1.   Q. What is a "Conversion"?

     A.   Conversion  is a  change  in  the  legal  form  of  organization.  The conversion will allow Ninth Ward to convert from a federal mutual savings bank to a federal stock savings bank. Ninth Ward currently operates as a federal savings bank with no shareholders. Through the conversion, Ninth Ward will form a holding company, Delaware First Financial Corporation, which will ultimately own all of the outstanding stock of the Bank. Delaware First Financial Corporation will issue stock in the conversion, as described below, and will be a publicly-owned company.

2.   Q. Why is Ninth Ward converting?

     A. The stock form of ownership is used by most business corporations and financial institutions. Ninth Ward has reached an important point in its development with its decision to convert to the stock form of ownership. Ninth Ward's management believes the continued diversification of the institution's asset and deposit base and the establishment of new banking services should enhance long-term operating potential. The capital raised by issuing stock will:

          *    Enhance the Bank's capital position.

          *    Facilitate future access to the capital markets.

          * Provide additional funds for increased lending and investment opportunities.

          *    Enhance long-term expansion and operating potential.

3. Q. Will the conversion have any effect on savings accounts, certificates of deposit or loans with Ninth Ward?

     A. No. The conversion will not change the amount, interest rate or withdrawal rights of savings and checking accounts or certificates of deposit. The rights and obligations of borrowers under their loan agreements will not be affected.

          However, upon consummation of the conversion, Ninth Ward's deposit account holders and certain borrowers will no longer have voting rights unless they purchase common stock in Delaware First Financial Corporation.

4.   Q. Will the conversion cause any changes in personnel or management?

     A. No. The conversion will not cause any changes in personnel or management. The normal day-to-day operations will continue as before.

5.   Q. Did the Board of Directors of Ninth Ward approve the conversion?

     A. Yes. The Board of Directors unanimously adopted the Plan of Conversion on June 30, 1997.


                     THE SUBSCRIPTION AND COMMUNITY OFFERING

6. Q. Who is entitled to buy Delaware First Financial Corporation common stock?

     A. Subscription rights to buy common stock will be given in order of priority to (i) depositors of Ninth Ward as of December 31, 1995 with a $50.00 minimum deposit at that date (the "Eligible Account Holders"); (ii) the Delaware First Financial Corporation's employee stock ownership plan (the "ESOP"), a tax qualified employee stock benefit plan; (iii) depositors of the Bank with $50.00 or more on deposit as of September 30, 1997 (the "Supplemental Eligible Account Holders" ); (iv) certain other depositors and borrowers of Ninth Ward ("Other Members").

          Shares that are not subscribed for during the subscription offering, if any, may be offered to the general public through a community offering with preference given to natural persons and trusts of natural persons who are permanent residents of the state of Delaware, Cecil County, Maryland, Salem County, New Jersey, and Delaware and Chester Counties, Pennsylvania (the "Local Community").

7.   Q. How do I subscribe for shares of stock?

     A. Eligible customers wishing to exercise their subscription rights must return the enclosed Stock Order Form to Ninth Ward. The Stock Order Form must be completed and returned along with full payment or appropriate instructions authorizing a withdrawal from a deposit account at Ninth Ward on or prior to the close of the Subscription Offering which is 12:00 noon, Eastern Time, on December __, 1997, unless extended. Members of the public who wish to order stock directly from Ninth Ward in the Community Offering should return their Stock Order Form and accompanying payment to Ninth Ward prior to 12:00 noon, Eastern Time on December _________, 1997, unless extended.

8.   Q. How can I pay for my subscription?

     A. First, you may pay for your stock by check or money order. These funds will earn interest at Ninth Ward's passbook rate from the day we receive them until the completion or termination of the conversion.

          Second, you may authorize us to withdraw funds from your Ninth Ward savings account or certificate of deposit without early withdrawal penalty. A hold will be placed on your account for the amount you specify for stock payment. You will not have access to these funds from the day we receive your order until the completion or termination of the conversion. These funds will continue to earn interest at the rate in effect for your account until completion of the offering at which time your funds will be withdrawn for your purchase. Funds remaining in this account (if any) will continue at the contractual rate unless the withdrawal reduces the account balance below the applicable minimum in which case the account will be closed and you will receive a check for the amount remaining in the account.

          If you want to use Individual Retirement Account deposits held at Ninth Ward to purchase stock, call our Stock Information Center at
          (302) 421-9374 for assistance. There will be no early withdrawal or IRS penalties incurred by these transactions, but additional paperwork is needed for a trustee-to-trustee transfer.

9.   Q. When must I place my order for shares of stock?

     A. To exercise subscription rights in the subscription offering, a Stock Order Form must be received by Ninth Ward with full payment for all shares subscribed for not later than 12:00 noon, Eastern Time, on December _____, 1997.

          Non-customers desiring to order shares through the community offering must order shares before the close of the community offering, which will be at 12:00 noon, Eastern Time on December ____, 1997, unless extended.

10.  Q. How many shares of stock are being offered?

     A. Delaware First Financial Corporation is offering 1,006,000 shares of common stock at a price of $10.00 per share. The number of shares may be decreased to 744,000 or increased to 1,157,000 in response to the independent appraiser's final determination of the consolidated pro forma market value of the common stock issued in the conversion.

11. Q. What is the minimum and maximum number of shares that I can purchase during the offering period?

     A. The minimum number of shares that may be purchased is 25 shares. No Stock Order Form will be accepted for less than $250.00. The maximum number of shares may not exceed 10,000 shares for any individual or 20,000 shares for their associates or any group acting in concert as defined in Ninth Ward's Plan of Conversion.

12. Q. How was it determined that between 774,000 shares and 1,157,000 shares of stock would be issued at $10.00 per share?

     A.   The share range was determined through an independent appraisal of the
          value  of  Ninth  Ward  by  FinPro,  an  independent   appraisal  firm
          specializing in the thrift industry.

13.  Q. Must I pay a commission on the stock for which I subscribe?

     A. No. You will not pay a commission on stock purchased in the Subscription Offering or the Community Offering. Conversion expenses, including commissions, will be deducted from the proceeds of the offering upon completion of the conversion.

14.  Q. Will I receive interest on funds I submit for stock purchases?

     A. Yes. Ninth Ward will pay its current passbook rate from the date funds are received (with a completed Stock Order Form) during the subscription and community offerings until completion of the conversion.

15.  Q. If I have misplaced my Stock Order Form, what should I do?

     A. Ninth Ward will mail you another order form or you may obtain one from the Ninth Ward main office. If you need assistance in obtaining a Stock Order Form, a Ninth Ward employee or a Trident Securities, Inc. representative will be happy to help you.

16.  Q. Will there be any dividends paid on the stock?

     A. The Company initially does not expect to pay cash dividends on its stock, but will consider dividends in the future if it deems such payment appropriate and in compliance with all applicable laws and regulations.

17. Q. How much stock do the directors and officers of Ninth Ward intend to purchase through the Subscription Offering?

     A. Directors and executive officers intend to purchase approximately $219,000 (at the midpoint of the offering) of the stock to be offered in the conversion. The purchase price paid by directors and officers will be the same as that paid by customers and the general public.

18.  Q. Are the subscription rights transferable to another party?

     A. No. Pursuant to federal regulations, subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members may be exercised only by the person(s) to whom they are granted. Any person found to be transferring subscription rights will be subject to forfeiture of such rights.

19. Q. I closed my account several months ago. Someone told me that I am still eligible to buy stock. Is that true?

     A. If you were an account holder on the Eligibility Record Date, December 31, 1995, or the Supplemental Eligibility Record Date, September 31, 1997, you are entitled to purchase stock without regard to whether your Ninth Ward account is still open now.

20. Q. May I obtain a loan from Ninth Ward using stock as collateral to pay for my shares?

     A. No. Federal regulations do not allow Ninth Ward to make loans for this purpose, but other financial institutions could make a loan for this purpose.

21. Q. Will the FDIC (Federal Deposit Insurance Corporation) insure the shares of stock?

     A. No. The shares are not and may not be insured by the FDIC. However, the Savings Association Insurance Fund of the FDIC will continue to insure savings accounts and certificates of deposit up to the applicable limits allowed by law.

22.  Q. Will there be a market for the stock following the conversion?

     A. Neither the Company nor Ninth Ward has ever issued stock before, and due to the relatively small size of the Offerings, it is unlikely that an active and liquid trading market will develop or be maintained. The Company will apply to the NASDAQ for the stock to be listed on the OTC Bulletin Board. However, purchasers of Common Stock should have a long-term investment intent and recognize that the absence of an active and liquid trading market may make it difficult to sell the Common Stock and may have an adverse effect on the price.

23.  Q. Can I purchase stock using funds in a Ninth Ward IRA account?

     A. Yes. Contact the Stock Information Center for the necessary forms. However, it takes several days to process the necessary IRA forms and, therefore, it is necessary that your response be received by December ____, 1997, to accommodate your order.

                    ABOUT VOTING "FOR" THE PLAN OF CONVERSION

24. Q. Am I eligible to vote at the Special Meeting of Members to be held to consider the Plan of Conversion?

     A. If you are a Voting Member, you should have received a proxy statement and proxy card with which to vote. At the Special Meeting of Members to be held on December ____, 1997, you are eligible to vote if you are one of the "Voting Members," who have open Ninth Ward's deposit accounts as of October 31, 1997 (the "Voting Record Date") for the Special Meeting. However, Ninth Ward members of record as of the close of business on the Voting Record Date who cease to be depositors or borrowers prior to the date of the Special Meeting are no longer members and will not be entitled to vote at the Special Meeting.

25.  Q. How many votes do I have as a Voting Member?

     A. Each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account. Each borrower who holds eligible borrowings is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to vote as an account holder. No member may cast more than 1,000 votes.

26. Q. If I vote "against" the Plan of Conversion and it is approved, will I be prohibited from buying stock during the subscription offering?

     A. No. Voting against the Plan of Conversion in no way restricts you from purchasing stock in either the subscription offering or the community offering.

27. Q. What happens if Ninth Ward does not get enough votes to approve the Plan of Conversion?

     A. Ninth Ward's Conversion would not take place and Ninth Ward would remain a mutual savings bank.

28. Q. As a qualifying depositor or borrower of Ninth Ward, am I required to vote?

     A. No. However, failure to return your proxy card will have the same effect as a vote "Against" the Plan of Conversion.

29.  Q. What is a Proxy Card?

     A. A Proxy Card gives you the ability to vote without attending the Special Meeting in person. You may attend the meeting and vote in person, even if you have returned your proxy card, if you choose to do so. However, if you are unable to attend, you still are represented by proxy.

30.  Q. How does the conversion affect me?

     A. The conversion is intended, among other things, to assist Ninth Ward in maintaining and expanding its many services to Ninth Ward's customers and community. By purchasing stock, you will also have the opportunity to invest in Delaware First Financial Corporation, the holding company that will own the nationally-chartered bank into which Ninth Ward will convert. However, there is no obligation to purchase stock; the purchase of stock is strictly optional.

31.  Q. How can I get further information concerning the stock offering?

     A. You may call the Stock Information Center, collect at (302) 421-9374 further information or a copy of the Prospectus, Stock Order Form, Proxy Statement and Proxy Card.

This information is neither an offer to sell nor a solicitation of an offer to buy securities. The offer is made only by the Prospectus. A Prospectus can be obtained at Ninth Ward office or by calling the Ninth Ward Stock Information Center. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                The stock is not a deposit or account and is not
                        federally insured or guaranteed.


                              FOR YOUR CONVENIENCE

     In order to assist you during the stock offering period, we have established a Stock Information Center to answer your questions. Please call collect:

                                 (302) 421-9674

                       III. Officer and Director Brochure


A.   Explanation

     An Officer and Director Brochure merely highlights the intended stock purchases shown in the Prospectus.

B.   Method of Distribution

     There are three primary methods of distribution of Officer and Director Brochures. However, regardless of the method, they are always accompanied by a Prospectus.

     1. An Officer and Director Brochure is sent out in the initial mailing to all members of Ninth Ward.

     2. Officer and Director Brochures will be available in Ninth Ward's offices.

     3. Officer and Director Brochures are sent out in a standard information packet to all interested investors who telephone the Stock Information Center requesting information.

                 OFFICER AND DIRECTOR STOCK PURCHASE COMMITMENTS

                                                                                         Aggregate Price         Percentage of
                                                                   Total Shares            of Shares             Total Shares
        Name                        Position                       Purchased(1)            Purchased                Offered
        ----                        --------                       ------------            ---------                -------
Dr. William R. Baldt            Director                               1,000                 $10,000                .1%
J. Bayard Cloud                 Chairman                               1,000                 $10,000                .1%
Thomas B. Cloud                 Director                               5,000                 $50,000                .6%
Ronald P. Crouch                President, Chief
                                  Executive Officer
                                  and Director                         2,000                 $20,000                .2%
Larry D. Gehrke                 Director                               5,000                 $50,000                .6%
Alan B. Levin                   Director                               1,500                 $15,000                .2%
Ernest J. Peoples               Vice Chairman                          1,000                 $10,000                .1%
Dr. Robert L. Schweitzer        Director                                 300                  $3,000                 *
Jerome P. Arrison               Executive Vice
                                  President, Chief
                                  Operating Officer
                                  and Treasurer                          100                  $1,000                  *
Genevieve B. Marino             Vice President                         1,500                 $15,000                .2%
Lori N. Richards                Vice President                         2,500                 $25,000                .3%
                                                                       -----                  ------               ----
         Total                  N/A                                   21,900                 $219,000              2.5%
                                                                      ======                 ========              ===


---------------

*    Represents less than .1% of outstanding shares.

(1) Does not include shares purchased by the ESOP or shares awarded to participants in the RSP, if implemented, or under the Option Plan, if implemented.


This information is neither an offer to sell nor a solicitation of an offer to buy securities. The offer is made only by the Prospectus.

                The stock is not a deposit or account and is not
                        federally insured or guaranteed.

                                 IV. IRA Mailing



A.   Explanation

     A special IRA mailing is proposed to be sent to all IRA customers of Ninth Ward in order to alert the customers that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a savings account or a certificate of deposit like a normal stock purchase, this letter informs the customer that this process is slightly more detailed and involves a personal visit to Ninth Ward. This mailing will be accompanied or proceeded by the Prospectus.

B.   Quantity

     One IRA letter will be mailed to each IRA customer of Ninth Ward.

                             (Ninth Ward Letterhead)


                               November ____, 1997


Dear Retirement Account Participant:

     As you know Ninth Ward Savings Bank, FSB. is converting from a federal mutual bank to a federal stock savings bank. Ninth Ward is providing current and certain former depositors and borrowers an opportunity to purchase stock through a Subscription Offering. In connection with the Conversion, Delaware First Financial Corporation, the proposed holding company for Ninth Ward, is offering up to 1,006,000 shares of common stock at $10.00 per share.

     As the holder of a Retirement Account at Ninth Ward you have an opportunity to become a shareholder of Delaware First Financial Corporation. If you desire to purchase stock using funds being held in your Retirement Account, we can assist you in self-directing those funds which are currently held in certificates of deposit. This process can be done without an early withdrawal penalty or without a negative tax consequence to your retirement account. The stock that you purchase would be held in a self-directed retirement plan.

     If you are interested in receiving more information on self-directing your IRA, please contact our Stock Information Center at (302) 421-9374. This transaction cannot be done through the mail and will require that you visit the Ninth Ward office. Furthermore, it takes several days to process the necessary IRA forms and regulations concerning retirement accounts require that your response be received by [one week prior to closing] December )_____, 1997 to accommodate your interest.

                                                      Sincerely,



                                                      Ronald P. Crouch
                                                      President

This does not constitute an offer to sell, or the solicitation of an offer to buy shares of Delaware First Financial Corporation common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful. The shares of Delaware First Financial Corporation common stock offered in the conversion are not deposits or accounts and are not federally insured or guaranteed.

         V. Counter Cards, Lobby Posters and the Tombstone Announcement

A.   Explanation

     Counter cards, lobby posters and the tombstone announcement serve three purposes: (1) As a notice to Ninth Ward's customers and members of the local community that the stock sale is underway; (2) to remind the customers of the end of the Subscription Offering; and (3) to invite members of the community to an informational meeting, if applicable. Trident has learned in the past that many people need reminding of the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.   Quantity

     Approximately 3 - 4 counter cards will be used at Ninth Ward's offices, at teller windows and on customer service representatives' desks. These counter cards will be exact duplicates of the lobby poster and will be no larger than 8-1/2" x 11".

     Approximately 1 - 2 lobby posters will be used at Ninth Ward's offices. These posters will be approximately 2' x 3'.

     Tombstone announcements may be used for placement in local newspapers. The advertisements will run no more than twice each in the local newspaper. The ads will be no larger than 8-1/2" x 11".

C.   Examples enclosed

                                                                          POSTER





                          Ninth Ward Savings Bank, FSB



                            STOCK OFFERING MATERIALS
                                 AVAILABLE HERE



                   Subscription Rights for the Stock Offering
                     by Delaware First Financial Corporation

                        Expire on December _______, 1997

This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus and Proxy Statement. These shares have not been approved or disapproved by the Securities and Exchange Commission, Office of Thrift Supervision, or Federal Deposit Insurance Corporation, nor has such Commission, Office or Corporation passed upon the accuracy or adequacy of the Prospectus and Proxy Statement. Any representation to the contrary is unlawful.


New Issue                                                       __________, 1997

                             Up to 1,006,000 Shares

                     These shares are being offered pursuant
                         to a Plan of Conversion whereby

                          Ninth Ward Savings Bank, FSB


                      of Wilmington, Delaware will convert
                       from a federal mutual savings bank
                       to a federal stock savings bank and
                      become the wholly-owned subsidiary of

                      Delaware First Financial Corporation

                                  Common Stock

                                 ---------------

                             Price $10.00 Per Share

                                 ---------------

         Copies of the Prospectus may be obtained in any State in which this announcement is circulated from such of the
                    undersigned or other brokers and dealers
              as may legally offer these securities in such state.



                For a copy of the Prospectus call (302) 421-9374.

                         VI. Community Meeting Materials



A.   Explanation

     In order to educate the public about the stock offering, Trident suggests holding Community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of the Bank submit a list of acquaintances that he or she would like to invite to a Community meeting.

B.   Method of Distribution of Invitations and Prospect Letters

     Each Director submits his list of prospects.

     Invitations are sent to each Director's prospects through the mail. All invitations are preceded by a Prospectus and all attendees are given a Prospectus at the meeting. Letters will be sent to prospects to thank them for their attendance and to remind them of closing dates.


C.   Examples enclosed

* Sent to prospects who are customers *


                                _________ , 1997



&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

     Recently you may have read in the newspaper that Ninth Ward Savings Bank, FSB will convert from a federal mutual savings bank to a federal stock savings bank. This is the most significant event in the history of the Bank in that it allows customers, community members, employees and directors the opportunity to share in Ninth Ward's future by becoming charter stockholders of Delaware First Financial Corporation, the Bank's proposed holding company.

     As a customer of Ninth Ward, you should have received a packet of information regarding the conversion, including a Prospectus and a Proxy Statement. In addition, we are holding several presentations for friends of the officers and directors to discuss the stock offering in more detail. You will receive an invitation in the near future.

     Please feel free to call me or the Ninth Ward's Stock Information Center at
(302) 421-9374 if you have any questions. I look forward to seeing you at one of our informational presentations.

                                                       Sincerely,



                                                       Ronald P. Crouch
                                                       President

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Delaware First Financial Corporation common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful. The shares of Delaware First Financial Corporation common stock offered in the conversion are not deposits or accounts and are not federally insured or guaranteed.

* Sent to prospects who are not customers *






                                 _________, 1997



&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

     Recently you may have read in the newspaper that Ninth Ward Savings Bank, FSB will be converting from a federal mutual savings bank to a federal stock savings bank. This is the most significant event in the history of the Bank in that it allows customers, community members, employees and directors the opportunity to share in Ninth Ward's future by becoming charter stockholders of the Bank's Holding Company, Delaware First Financial Corporation

     [Director/officer] has asked that you be sent a Prospectus and stock order form which will allow you to become a charter stockholder, should you desire. In addition, we are holding several presentations for friends of the officers and directors to discuss the stock offering in more detail. You will receive an invitation in the near future.

     Please feel free to call me or the Ninth Ward's Stock Information Center at
(302) 421-9374 if you have any questions. I look forward to seeing you at one of our informational presentations.

                                                       Sincerely,



                                                       Ronald P. Crouch
                                                       President

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Delaware First Financial Corporation common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful. The shares of Delaware First Financial Corporation common stock offered in the conversion are not deposits or accounts and are not federally insured or guaranteed.

* Sent to individuals requesting information *


                                 _________, 1997



&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

     Enclosed you will find the offering materials relating to the mutual to stock conversion of Ninth Ward Savings Bank, FSB and the initial stock offering of Ninth Ward's Holding Company, Delaware First Financial Corporation.

     In connection with the conversion, Delaware First Financial Corporation is offering up to 1,006,000 shares of its common stock at a price of $10.00 per share. Please review the enclosed Prospectus so that you may make an informed investment decision based on your individual financial situation. If you wish to purchase stock, the enclosed order form should be completed and returned to Ninth Ward no later than ____ p.m. Eastern Time, on ________, 1997.

     If you have any questions concerning the conversion, please feel free to call the Ninth Ward's Stock Information Center at (302) 421-9374.

                                                       Sincerely,



                                                       Ronald P. Crouch
                                                       President


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Delaware First Financial Corporation common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful. The shares of Delaware First Financial Corporation common stock offered in the conversion are not deposits or accounts and are not federally insured or guaranteed.

                           The Directors and Officers

                                       of

                          Ninth Ward Savings Bank, FSB

                     cordially invite you to attend a brief

                  presentation regarding the stock offering of

                      Delaware First Financial Corporation,

                          our proposed holding company


                              Please join us at the

                               DuPont Country Club

                                President's Room
                                  Rockland Road

                           Wednesday, December 3, 1997

                                  at 6:00 p.m.



R.S.V.P.
(302) 421-9674 (Collect)
list of directors and officers

* Sent to those attending a community meeting *






                                __________, 1997



&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

     Thank you for attending our informational presentation relating to Ninth Ward Savings Bank, FSB's conversion to a stock institution. The information presented at the meeting and the Prospectus you recently received should assist you in making an informed investment decision.

     Obviously, we are excited about this stock offering and the opportunity to share in the future of Ninth Ward. This conversion is the most important event in our history and it gives the Association the strength and corporate flexibility to compete in the future.

     We will contact you in the near future to get an indication of your interest in our offering. In the meantime, if your investment decision is made, feel free to return your order form at your convenience, but not later than _________, 1997. If you have any questions, please call the Stock Information Center at (302) 421-9374.

                                              Sincerely,



                                              Ronald P. Crouch
                                              President


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Delaware First Financial Corporation common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful. The shares of Delaware First Financial Corporation common stock offered in the conversion are not deposits or accounts and are not federally insured or guaranteed.

* Sent to those not attending a community meeting *





                                 _________, 1997



&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

     I am sorry you were unable to attend our recent presentation regarding Ninth Ward Savings Bank, FSB's mutual to stock conversion. The Board of Directors and management team of Ninth Ward Savings Bank FSB are committed to contributing to long term shareholder value and as a group we intend to personally invest approximately $239,000 of our own funds. We are enthusiastic about the stock offering and the opportunity to share in the future of Ninth Ward.

     We have established a Stock Information Center to assist you with any questions regarding the stock offering. Should you require any assistance between now and December _________, 1997, I encourage you to either stop by our Stock Information Center or call (302) 421-9374.

     I hope you will join me as a charter stockholder in Ninth Ward Savings Bank, FSB.

                                                       Sincerely,



                                                       Ronald P. Crouch
                                                       President

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Delaware First Financial Corporation common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful. The shares of Delaware First Financial Corporation common stock offered in the conversion are not deposits or accounts and are not federally insured or guaranteed.

* Final Reminder Letter *





                                 _________, 1997



&salutation&firstname&lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

     Just a quick note to remind you that the deadline for purchasing stock in Delaware First Financial Corporation is quickly approaching. I hope you will join me in becoming a charter stockholder in one of Delaware's newest publicly owned financial institutions.

     The deadline for becoming a charter stockholder is December _________, 1997. If you have any questions, I hope you will call our Stock Information Center at (302) 421-9374.

     Once again, I look forward to having you join me as a charter stockholder in Delaware First Financial Corporation

                                                       Sincerely,



                                                       Ronald P. Crouch
                                                       President

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Delaware First Financial Corporation common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful. The shares of Delaware First Financial Corporation common stock offered in the conversion are not deposits or accounts and are not federally insured or guaranteed.

                                 VII. Proxygram


A.   Explanation

     A proxygram is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxygram is mailed to those "target vote" depositors who have not previously returned their signed proxy.

     The target vote depositors are determined by the conversion agent.

B.   Example enclosed

================================================================================


                                P R O X Y G R A M

                                     (LOGO)

================================================================================


YOUR VOTE ON OUR CONVERSION PLAN HAS NOT BEEN RECEIVED.


YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE PLAN.


VOTING FOR THE CONVERSION PLAN WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNT. IT WILL CONTINUE TO BE INSURED UP TO THE LEGAL LIMIT ($100,000 PER ACCOUNT AS DEFINED BY LAW) BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION, AN AGENCY OF THE U.S. GOVERNMENT.


REMEMBER, VOTING FOR CONVERSION DOES NOT OBLIGATE YOU TO BUY
ANY STOCK.


PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL OR DELIVER IT TO NINTH WARD SAVINGS BANK, FSB


WE RECOMMEND THAT YOU VOTE "FOR" THE PLAN OF CONVERSION.

THANK YOU!

                           THE BOARD OF DIRECTORS AND
                           MANAGEMENT OF NINTH WARD
                           SAVINGS BANK, FSB